Exhibit 99.1

ChinaNet Online Holdings, Inc. Reports First Quarter 2010 Financial Results

Beijing, China, May 17, 2010 — ChinaNet Online Holdings, Inc. (“ChinaNet”, NYSE Amex: CNET), a leading full-service media development, advertising and communications company for small and medium-sized enterprises (SMEs) in the People's Republic of China ("China"), today announced its first quarter 2010 financial results.

▪	First quarter 2010 adjusted net income increased 51.2% to $1.9 million, with adjusted earnings per share of $0.09, as revenues increased 4.4% to $10.0 million with operating margins of 21.0% vs. 16.9%
▪	Company launches new growth initiatives
▪	Company reaffirmed 2010 revenue guidance of $45.0 million and adjusted net income guidance of $14.1 million, representing 19.0% and 67.9% growth over 2009 revenue and adjusted net income, respectively
▪	Management to host earnings conference call May 18 at 10:30 a.m. ET

SUMMARY FINANCIALS
First Quarter 2010 Results (USD) (unaudited)
(three months ended March 31)	Q1 2010		Q1 2009	CHANGE
Sales	$10.2 million		$9.8 million	+4.4%
Gross Profit	$3.5 million		$3.5 million	—
Adjusted Net Income	$1.9 million		$1.3 million	+51.2%
GAAP Net Income	$3.8 million	(1)	$1.3 million	+196.7%
Adjusted EPS (Diluted)	$0.09		$0.09	—
GAAP EPS (Diluted)	$0.18	(1)	$0.09	+100.0%
Weighted Shares Outstanding	21.1 million		13.8 million	52.9%

(1) GAAP net income and GAAP EPS (Diluted) for Q1 2010 include a $1.9 million non-cash gain related to changes in fair value of warrants.

First Quarter 2010 Financial Results
Revenues for the first quarter of 2010 increased 4.4% to $10.2 million compared to $9.8 million for the first quarter of 2009.  In concert with management’s plan for 2010, Internet advertising increased 23.3% year-over-year to $4.5 million, and comprised 44.4% of total revenue. Growth was driven by high customer retention and new customer acquisition generated through the successful brand building efforts for www.28.com in prior years both on TV and through other well-known portal websites in China. Revenues generated by TV advertising during the first quarter of 2010 decreased 6.3% year-over-year to approximately $5.4 million or 58.6% of total revenues. As of March 31, 2010, the number of active customers for the Company’s Internet advertising business was 700 and the number of customers being serviced by its TV advertising business was 200. Approximately 10% of customers were being serviced by both platforms.

Cost of sales for the three months ended March 31, 2010 was approximately $6.7 million or 65.8% of revenues as compared to $6.3 million or 64.1% of revenues for the three months ended March 31, 2009. The costs associated with the Company’s advertising services include costs for purchasing Internet advertising resources from other well-known portal websites in China and purchasing Television advertisement time from well known stations.

For the first quarter of 2010 gross profit was $3.5 million, representing gross margin of 34.2%, compared to $3.5 million in gross profit and a gross margin of 35.9% in the first quarter of 2009. ChinaNet’s Internet advertising business generated gross profit margin of 75.0% and 77.0% in the first quarter of 2010 and 2009, respectively, while the Company’s TV advertisement segment generated a gross profit margin of -2% and 12.0% in each respective quarter. The decrease was mainly due to the much higher cost of TV air time compared with the better price performance ratio generated from Internet advertisement. In addition, the Spring Festival in the middle of the first quarter of 2010 reduced customer demand for air time and required the Company to maintain the same selling price as last year to attract clients.

Operating expenses for the three months ended March 31, 2010 were approximately $1.4 million, down 27.2% from $1.9 million in the same period of 2009. Selling expenses for the period were $0.4 million, a decrease of $1.1 million from the first quarter of 2009. The decrease was due to a reduction in TV based brand development advertising expenses given the past success in establishing market recognition and awareness for the Company’s website www.28.com. General and administrative expenses were $0.8 million and $0.3 million in the first quarter 2010 and 2009, respectively, with the increase primarily due to non-recurring expenses associated with US public company reporting and non-cash equity compensation for services.

Operating income for the first quarter of 2010 totaled approximately $2.1 million, a 29.4% increase from the $1.7 million reported for the first quarter of 2009. Operating margins were 21.0% and 16.9% for the first quarter of 2010 and 2009, respectively.

GAAP net income for the first quarter was $3.8 million, an increase of 196.7% compared to $1.3 million reported in the same period of the prior year, with corresponding fully diluted net income per share of $0.18 in the first quarter of 2010 compared to fully diluted net income per share of $0.09 in the same period in 2009, based on 21.1 million and 13.8 million outstanding shares, respectively. During the first quarter of 2010 the Company realized a non-cash gain of $1.9 million for changes in fair value of warrants. Adjusting for the non-cash gain, net income for the first quarter of 2010 was $1.9 million, an increase of 51.2% over the first quarter of 2009, with $0.09 in earnings per diluted share.

“We are pleased with the continued growth in our Internet advertising business, which showed measured gains in revenue, number of customers and market share," stated Mr. Handong Cheng, Chairman and CEO of the Company. “With over 20% annual growth projected for the Chinese Internet advertising market through 2010 fueled by a sharp trajectory in franchise and chain store enterprises, we believe ChinaNet’s “fully integrated one-stop shop” advertising exchange is well positioned to capitalize on this large secular growth opportunity and further increase market share. During the quarter we added notable customers operating franchise businesses including EuroHome, Shanghai Baidian Marketing Co., Ltd, Beijing Zhongke Advertising Co., Ltd. who are engaged in Home goods, Children toy and electronic industry, respectively. As previously disclosed, management believes company resources are better focused on our core business which generates recurring and predictable, high margin revenue. In addition, we are focused on introducing and expanding an exchange platform to enable manufacturers to add field representatives in various geographic areas while rolling out kiosks in both China Construction and Shanghai Rural Commercial Bank. We were also pleased that we commenced trading on the NYSE Amex during the quarter, a positive development for the Company and our shareholders that demonstrates the progress and performance achieved by ChinaNet.”

Balance Sheet and Cash Flow
The Company had $12.4 million in cash and equivalents on March 31, 2010, compared to $13.9 million on December 31, 2009, working capital of $21.3 million, compared to $19.4 million, and a current ratio of 6.0 to 1 compared 4.9 to 1 on December 31, 2009. Accounts receivable were $4.2 million on March 31, 2010, up from to $3.2 million on December 31, 2009, with DSO’s of 33 days compared to 20 days. For the first three months of 2010, the Company generated $0.3 million in cash from operations versus $1.5 million for the same period in 2009, with the variance principally resulting from an increase in deposits and prepayments paid to TV stations.

Guidance for 2010
Management reaffirmed 2010 revenue guidance of $45 million and net income guidance of $14.1 million, which represents 19% and 67.9% year-over-year growth, respectively.

Business Outlook
ChinaNet plans to focus on strategically expanding its rapidly growing Internet advertising sales business, which boasts gross margins of 75%, compared to 15% for its TV Advertising business segment, and yields substantial recurring revenue. There are several fundamental factors which we believe will drive the Company’s business, including an overall increase in consumer demand for goods and services in China as evidenced by a year-on-year growth in total retail sales of consumer goods of 18.1 percent in the first four months of 2010, supported by government initiatives for developing small and medium companies, which creates millions of jobs and are a critical component of the economy. According to the 2008 China Franchise Development Report by China Chain Store & Franchise Development Report, the Chinese Small and Medium Enterprises (SMEs) marketplace is forecasted to grow to almost $43 billion next year, representing a two-year compounded average growth rate of over 21%. There were approximately 3,000 franchise enterprises and 260,000 chain stores in China at the end of 2007, which are projected to total 4,000 and 320,000 respectively during this year.

Internet Advertising - During the first quarter of 2010, the Company’s www.28.com web portal exchange further increased its market share from 35% to 30% due to successful branding and marketing efforts by the Company’s sales team, in addition to a growing and stable customer base. The Company plans to continue to add new modules into its 28.com network including a new advertisement section mainly for local Chinese famous branding manufacturers to help them to enhance its brand building through our website, which will provide a more robust platform and incremental revenue potential. ChinaNet has been highly successful in past branding programs, including the use of TV advertising. As prices for this medium increase and 28.com becomes entrenched as a leading industry player, the Company plans to actively participate in government supported programs focused on raising employment rates which it believes will drive meaningful new customer adoption.

ChinaNet TV - The Company continues to be a leading producer and distributor of web-based video ads and TV infomercials for start-ups and entrepreneurs. Shows are distributed over airtime purchased from the largest national satellite TV stations. Customers pay ChinaNet TV for proprietary editorial coverage and advertising spots. Currently 200 customers utilize this service in addition to 28.com.

During the first quarter of 2010 the Company sold about 7,500 minutes of advertising time that it purchased from seven provincial TV stations compared with approximately 8,000 minutes in the same period of 2009.  The decrease was mainly due to the much higher cost of TV air time compared with the better price performance ratio generated from Internet advertisement. In addition, the Spring Festival in the middle of the first quarter of 2010 reduced customer demand for air time and required the Company to maintain the same selling price as last year to attract clients. As previously reported, in its effort to more effectively allocate working capital and expand margins, the Company will be committing less capital to this business segment, by reducing estimated total show time from 100,000 to 35,000 minutes in 2010.

Bank Kiosks - During the first quarter of 2010, ChinaNet’s bank kiosk advertising business, which provides online access for customers while displaying advertising for both PRC and global based companies through an exclusive arrangement with the China Construction Bank (CCB), reported $0.1 million in revenues. As of March 31, 2010, the Company has deployed 200 kiosks in China Construction Bank Henan Branch. ChinaNet plans to deploy 1300 more kiosks in aggregate by the end of 2010 starting from Henan, Shanghai and plans to cover Beijing, Guangdong and Si Chuan based on the possible client sources it will target.  Management estimates a payback of one and half years for all equipment deployed, with higher margins and recurring advertising revenue. ChinaNet expects that its multi-platform advertising network will drive further growth during 2010.

Conference Call

The conference call will take place at 10:30 a.m. ET on Tuesday, May 18, 2010. Interested participants should call 1-877-941-4775 when calling within the United States or 1-480-629-9763 when calling internationally.

A playback will be available through May 25, 2010. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the pass code 4302503 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00007587, or visiting ViaVid's website at www.viavid.net, where the webcast can be accessed through May 25, 2010.

About ChinaNet Online Holdings, Inc.
The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet" or "Zhong Wang Zai Xian"), is a leading full-service media development, advertising and communications company for small and medium companies (SME) in China. The Company, through its certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal website 28.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com .

Safe Harbor
This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our “recurring core business operating results.”  We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

	Q1 2010	Q1 2009
GAAP Net Income	$3,795,000	$1,279,000
Change in fair value of warrants	$(1,861,000)	—
Adjusted Net Income	$1,934,000	$1,279,000
Adjusted EPS (Diluted)	$0.09	$0.09

For further information, contact:

HC International, Inc.
  Ted Haberfield, Executive VP
  Tel: +1-760-755-2716
  Email: thaberfield@hcinternational.net

- Financial Tables Follow -

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	March 31,	December 31,
	2010	2009
	(US $)	(US $)
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$12,395	$13,917
Accounts receivable, net	4,235	3,173
Other receivables	2,120	2,636
Prepayments and deposits to suppliers	5,882	4,111
Due from related parties	161	492
Due from director	219	-
Inventories	2	2
Other current assets	460	30
Total current assets	25,474	24,361

Property and equipment, net	1,307	1,355
Other long-term assets	35	48
	$26,816	$25,764

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$500	$290
Advances from customers	428	914
Other payables	11	27
Accrued payroll and other accruals	266	191
Due to related parties	-	24
Due to Control Group	1,139	1,142
Due to director	282	-
Taxes payable	1,277	1,978
Dividends payable	317	373
Total current liabilities	4,220	4,939

Long-term borrowing from director	128	128
Warrant liabilities	-	9,564

Commitments and contingencies	-	-

Stockholders’ equity:
Series A convertible preferred stock, US$0.001 par value; authorized-8,000,000 shares; issued and outstanding-3,403,600 and 4,121,600 shares at March 31, 2010 and December 31, 2009 respectively (Liquidation preference of $2.5 per share)	3	4
Common stock, US$0.001 par value; authorized-50,000,000 shares; issued and outstanding 16,546,320 shares and 15,828,320 shares at March 31, 2010 and December 31, 2009 respectively	17	16
Additional paid-in capital	18,340	10,574
Statutory reserves	372	372
Retained earnings	3,616	50
Accumulated other comprehensive income	120	117
Total stockholders’ equity	22,468	11,133

	$26,816	$25,764

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(In thousands, except for number of shares and per share data)

	Three Months Ended March 31,
	2010	2009
	(US $)	(US $)
	Unaudited	Unaudited

Sales
To unrelated parties	$10,034	$9,303
To related parties	194	494
	10,228	9,797

Cost of sales	6,727	6,277
Gross margin	3,501	3,520

Operating expenses
Selling expenses	427	1,462
General and administrative expenses	794	349
Research and development expenses	134	50
	1,355	1,861

Income from operations	2,146	1,659

Other income (expense):
Changes in fair value of warrants	1,861	-
Interest income	2	2
Other income	-	4
	1,863	6

Income before income tax expense	4,009	1,665
Income tax expense	214	386
Net income	3,795	1,279

Other comprehensive income
Foreign currency translation gain	3	3
Comprehensive income	$3,798	$1,282

Net income	$3,795	$1,279

Dividend of Series A convertible preferred stock	(229)	-

Net income attributable to common shareholders	$3,566	$1,279

Earnings per share
Earnings per common share
Basic	$0.22	$0.09
Diluted	$0.18	$0.09

Weighted average number of common shares outstanding:
Basic	16,234,409	13,790,800
Diluted	21,059,683	13,790,800

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(US $)	(US $)
	Unaudited	Unaudited

Cash flows from operating activities
Net income	$3,795	$1,279
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and Amortization	92	42
Share-based compensation expenses	63	-
Changes in fair value of warrants	(1861)	-
Changes in operating assets and liabilities
Accounts receivable	(1062)	(369)
Other receivables	1979	(63)
Prepayments and deposits to suppliers	(1770)	(374)
Due from related parties	331	45
Due from/to director	63	-
Other current assets	(430)	11
Accounts payable	212	86
Advances from customers	(486)	496
Accrued payroll and other accruals	75	77
Other payables	(16)	-
Due to related parties	(24)	(13)
Due to Control Group	(4)	(256)
Taxes payable	(701)	532
Net cash provided by operating activities	256	1493

Cash flows from investing activities
Purchases of vehicles and office equipment	(31)	(19)
Purchases of other long-term assets	-	(15)
Net cash used in investing activities	(31)	(34)

Cash flows from financing activities
Dividend paid to convertible preferred stockholders	(285)	-
Increase of short-term loan to third parties	(1463)	(1461)
Decrease in short-term loan from directors	-	(10)
Increase in other payables	-	14
Net cash provided by financing activities	(1,748)	(1,457)

Effect of exchange rate fluctuation on cash and cash equivalents	1	4

Net increase in cash and cash equivalents	(1,522)	6

Cash and cash equivalents at beginning of year	13,917	2,679
Cash and cash equivalents at end of year	$12,395	$2,685

Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$1,019	$4

Non-cash transactions:

Warrant liability reclassify to additional paid in capital	$7,703	$-